Exhibit 4.1

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of November 16, 2020 (this “Supplemental Indenture”), by and between AMAG Pharmaceuticals, Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”), supplements the Indenture dated as of May 10, 2017, as amended and supplemented by the First Supplemental Indenture, dated as of May 10, 2017 (as it may be further amended or supplemented from time to time, the “Indenture”), between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Indenture, the Company issued $320,000,000 aggregate principal amount of 3.25% Convertible Senior Notes due 2022 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 1, 2020, among the Company, Covis Group S.à r.l (the “Parent”), Covis Mergerco Inc., an indirectly wholly owned subsidiary of the Parent (“Merger Sub”), and (solely with respect to certain sections thereof) Covis Finco S.à r.l., the direct parent company of Parent (the “Debt Financing Borrower”), Merger Sub has offered to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company at a price per share of $13.75 in cash, without interest thereon and less any applicable withholding taxes (the “Offer”);

WHEREAS, following the consummation of the Offer, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned indirect subsidiary of the Parent (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), each share of Common Stock (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time, other than certain shares as set forth in the Merger Agreement, will be converted into the right to receive $13.75 in cash, without interest thereon and less any applicable withholding taxes (the “Stock Price”);

WHEREAS, pursuant to Section 14.07(a) of the Indenture, the Merger constitutes a Share Exchange Event, and the Indenture provides that the Company shall execute with the Trustee a supplemental indenture providing that from and after the Effective Time the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the units of Reference Property;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 14.07(a) of the Indenture, each unit of Reference Property consists of $13.75 in cash;

WHEREAS, Section 10.02(g) of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture, without prior notice to or the consent of the Holders of any of the Notes at the time outstanding, in connection with any Share Exchange Event to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and to make related changes to the terms of the Notes to the extent expressly required by Section 14.07 of the Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE I
TERMS

Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE II
AMENDMENTS

Section 2.01 Conversion Right. Pursuant to Section 14.07(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes solely into a number of units of Reference Property in an aggregate amount equal to the Conversion Rate in effect on the Conversion Date (subject to any adjustments under Section 14.03 of the Indenture) multiplied by the Stock Price paid per share of Common Stock in the Merger, (A) which in the case of a conversion in connection with a Make-Whole Fundamental Change as described in the second sentence of Section 14.03(a) will be cash equal to $502.513 per $1,000 principal amount of Notes based on a Conversion Rate equal to (i) 36.5464 shares of Common Stock per $1,000 principal amount of Notes plus (ii) no Additional Shares (no Additional Shares are payable as determined by reference to the table set forth in Section 14.03(e) of the Indenture based on the Effective Date of the Make-Whole Fundamental Change being November 16, 2020 and the Stock Price paid per share of Common Stock in the Make-Whole Fundamental Change being cash in amount equal to $13.75), and (B) which in the case of a conversion at all other times when such Notes are convertible beginning immediately after the Business Day immediately preceding the Fundamental Change Repurchase Date corresponding to such Fundamental Change will be cash equal to $502.513 per $1,000 principal amount of Notes. Accordingly, any reference in respect of the Holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $13.75 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes only into the cash Reference Property. For the avoidance of doubt, Holders will not have the right to convert Notes into shares of common stock or other securities of the Company.

Section 2.02 Last Reported Sale Price of the Common Stock. With respect to any date from and after the Effective Time, the Last Reported Sale Price shall be $13.75 on that date, notwithstanding anything to the contrary in the Indenture.

ARTICLE III
ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.01 Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.01 Governing Law; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.02 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto, the Holders, any Paying Agent, any Conversion Agent, any Bid Solicitation Agent, any Security Registrar and their successors hereunder, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or under any covenant, condition or provision contained in this Supplemental Indenture; all such covenants, conditions and provisions being for the sole benefit of the parties hereto and of the Holders of the Notes.

Section 4.03 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission or electronic signatures and the keeping of records in electronic form, shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 4.04 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.05 The Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.06 Effect on Successors and Assigns. Notwithstanding Section 17.08 of the Indenture, all agreements of the Company, the Trustee, the Note Registrar, the Paying Agent and the Conversion Agent in this Supplemental Indenture will bind their respective successors.

Section 4.07 Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Michael Porter
	Name:	Michael Porter
	Title:	President and Chief Executive Officer

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:	/s/ Quinton M. DePompolo
	Name:	Quinton M. DePompolo
	Title:	Banking Officer

[Signature Page to Supplemental Indenture]